Exhibit (a)(1)(F)

IMMEDIATE ATTENTION REQUIRED

July 21, 2006

Re:	Microsoft Corporation Tender Offer

Dear Microsoft Corporation Savings Plus 401(k) Plan Participant:

The enclosed tender offer materials and Direction Form require your immediate attention. Our records reflect that, as a participant in the Microsoft Corporation Savings Plus 401(k) Plan (the “Plan”), all or a portion of your individual account is invested in Microsoft Corporation common stock. The tender offer materials describe an offer by Microsoft Corporation to purchase up to 808,080,808 shares of its common stock, $0.00000625 par value per share (the “Shares”), at a price not greater than $24.75 nor less than $22.50 per share, net to the seller in cash, without interest (the “Offer”). As described below, you have the right to instruct Fidelity Management Trust Company (“Fidelity”), as trustee of the Plan, concerning whether to tender Shares attributable to your individual account under the Plan. You will need to complete the enclosed Direction Form and return it to Fidelity’s tabulator in the enclosed return envelope so that it is RECEIVED by 4:00 p.m., Eastern Time, on Monday, August 14, 2006, unless the Offer is extended, in which case the deadline for receipt of instructions will be three business days prior to the expiration date of the Offer, if feasible.

The remainder of this letter summarizes the transaction, your rights under the Plan and the procedures for completing and submitting the Direction Form. You should also review the more detailed explanation provided in the Offer to Purchase, dated July 21, 2006 (the “Offer to Purchase”), enclosed with this letter.

BACKGROUND

Microsoft Corporation (“Microsoft”) has made an Offer to its shareholders to tender up to 808,080,808 shares of its common stock, $0.00000625 par value per share, for purchase by Microsoft at a price not greater than $24.75 nor less than $22.50 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase. Microsoft will select the lowest purchase price (in multiples of $.10) that will allow it to purchase 808,080,808 Shares or, if a lesser number of Shares are properly tendered, all Shares that are properly tendered and not withdrawn. All Shares acquired in the Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price.

The enclosed Offer to Purchase sets forth the objectives, terms and conditions of the Offer and is being provided to all of Microsoft’s shareholders. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the entire Offer to Purchase.

The Offer extends to the Shares held by the Plan. As of July 17, 2006, the Plan had approximately 30,082,798 Shares allocated to participant accounts. Only Fidelity, as trustee of the Plan, can tender these Shares in the Offer. Nonetheless, as a participant under the Plan, you have the right to direct Fidelity whether or not to tender some or all of the Shares attributable to your individual account in the Plan, and at what price or prices. Unless otherwise required by applicable law, Fidelity will tender Shares attributable to participant accounts in accordance with participant instructions and Fidelity will not tender Shares attributable to participant accounts for which it does not receive timely instructions. If you do not complete the enclosed Direction Form and return it to Fidelity’s tabulator on a timely basis, you will be deemed to have elected not to participate in the Offer and no Shares attributable to your Plan account will be tendered.

LIMITATIONS ON FOLLOWING YOUR DIRECTION

The enclosed Direction Form allows you to specify the percentage of the Shares attributable to your account that you wish to tender and the price or prices at which you want to tender Shares attributable to your account. As detailed below, when Fidelity tenders Shares on behalf of the Plan, they may be required to tender Shares on terms different than those set forth on your Direction Form.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the trust agreement between Microsoft and Fidelity prohibit the sale of Shares to Microsoft for less than “adequate consideration” which is defined by ERISA for a publicly traded security as the price of the security prevailing on a national securities exchange. Fidelity will determine “adequate consideration,” based on the prevailing market price of the Shares on NASDAQ on or about the date the Shares are tendered by Fidelity (the “prevailing market price”). To determine the prevailing market price, Fidelity will look to the NASDAQ Official Close Price as listed on Nasdaq.com. Accordingly, depending on the prevailing market price of the Shares on such date, Fidelity may be unable to follow participant directions to tender Shares to Microsoft at certain prices within the offered range. Fidelity will tender or not tender Shares as follows:

•	If the prevailing market price is greater than the maximum tender price offered by Microsoft ($24.75 per Share), notwithstanding your direction to tender Shares in the Offer, the Shares will not be tendered.

•	If the prevailing market price is lower than the price at which you direct Shares be tendered, notwithstanding the lower closing market price, Fidelity will follow your direction both as to percentage of Shares to tender and as to the price at which such Shares are tendered.

•	If the prevailing market price is greater than the price at which you direct the Shares be tendered but within the range of $22.50 to $24.75, Fidelity will follow your direction regarding the percentage of Shares to be tendered, but will increase the price at which such Shares are to be tendered to the lowest tender price that is not less than prevailing market price.

•	If the prevailing market price is within the range of $22.50 to $24.75, for all shares directed to be tendered at the “per Share purchase price to be determined pursuant to the tender offer”, Fidelity will tender such Shares at the lowest tender price that is not less than the prevailing market price.

Unless otherwise required by applicable law, Fidelity will not tender Shares for which it has received no direction, or for which it has received a direction not to tender. Fidelity makes no recommendation as to whether to direct the tender of Shares or whether to refrain from directing the tender of Shares. EACH PARTICIPANT OR BENEFICIARY MUST MAKE HIS OR HER OWN DECISIONS.

CONFIDENTIALITY

To assure the confidentiality of your decision, Fidelity and their affiliates or agents will tabulate the Direction Forms. Neither Fidelity nor their affiliates or agents will make your individual direction available to Microsoft.

PROCEDURE FOR DIRECTING TRUSTEE

Enclosed is a Direction Form that should be completed and returned to Fidelity’s tabulator. Please note that the Direction Form indicates the number of Shares attributable to your individual account as of July 17, 2006. However, for purposes of the final tabulation, Fidelity will apply your instructions to the number of Shares attributable to your account as of August 14, 2006, or as of a later date if the Offer is extended.

If you do not properly complete the Direction Form or do not return it by the deadline specified, such Shares will be considered NOT TENDERED.

To properly complete your Direction Form, you must do the following:

(1)	On the face of the Direction Form, check Box 1 or 2. CHECK ONLY ONE BOX:

•	CHECK BOX 1 if you do not want the Shares attributable to your individual account tendered for sale in accordance with the terms of the Offer and simply want the Plan to continue holding such Shares.

•	CHECK BOX 2 in all other cases and complete the table immediately below Box 2. Specify the percentage (in whole numbers) of Shares attributable to your individual account that you want to tender at each price indicated.

You may direct the tender of Shares attributable to your account at different prices. To do so, you must state the percentage (in whole numbers) of Shares to be sold at each price by filling in the percentage of such Shares on the line immediately before the price. Also, you may elect to accept the per Share purchase price to be determined pursuant to the tender offer, which will result in receiving a price per Share as low as $22.50 or as high as $24.75. Leave a given line blank if you want no Shares tendered at that particular price. The total of the percentages you provide on the Direction Form may not exceed 100%, but it may be less than 100%. If this amount is less than 100%, you will be deemed to have instructed Fidelity NOT to tender the balance of the Shares attributable to your individual account.

(2)	Date and sign the Direction Form in the space provided.

(3)	Return the Direction Form in the enclosed return envelope so that it is received by Fidelity’s tabulator at the address on the return envelope (P.O. Box 9142, Hingham, MA 02043) not later than 4:00 P.M., Eastern Time, on Monday, August 14, 2006, unless the Offer is extended, in which case the participant deadline shall be three business days prior to the expiration date of the Offer, if feasible. If you wish to return the form by overnight courier, please send it to Fidelity’s tabulator at Tabulator, 60 Research Road, Hingham, MA 02043. Directions via facsimile will not be accepted.

Your direction will be deemed irrevocable unless withdrawn by 4:00 p.m., Eastern Time, on Monday, August 14, 2006, unless the Offer is extended. In order to make an effective withdrawal, you must submit a new Direction Form that may be obtained by calling Fidelity at (888) 810-6738. Upon receipt of a new, completed and signed Direction Form, your previous direction will be deemed canceled. You may direct the re-tendering of any Shares attributable to your individual account by obtaining an additional Direction Form from Fidelity and repeating the previous instructions for directing tender as set forth in this letter.

After the deadline above for returning the Direction Form to Fidelity’s tabulator, Fidelity and their affiliates or agents will complete the tabulation of all directions. Fidelity will tender the appropriate number of Shares on behalf of the Plan.

Microsoft will then buy all Shares, up to 808,080,808, that were properly tendered through the Offer. If there is an excess of Shares tendered over the exact number desired by Microsoft, Shares tendered pursuant to the Offer may be subject to proration, as described in the Offer to Purchase. For any Shares in the Plan that are tendered and purchased by Microsoft, Microsoft will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN. Any Shares attributable to your account that are not purchased in the Offer will remain allocated to your individual account under the Plan.

The preferential treatment of holders of fewer than 100 Shares, as described in the Offer to Purchase, will not apply to participants in the Plan, regardless of the number of Shares held within their individual accounts. Likewise, the conditional tender of Shares, as described in the Offer to Purchase, will not apply to the participants in the Plan.

EFFECT OF THE OFFER ON YOUR ACCOUNT

As of 4:00 p.m., Eastern Time, on Friday, August 11, 2006, withdrawals, loans and distributions involving the Microsoft common stock attributable to your Plan account will be unavailable for a period of time. Exchanges out of Microsoft common stock attributable to your Plan account will be unavailable and all outstanding orders to sell Microsoft common stock (e.g. good til cancelled, limit) will be cancelled as of 4:00 p.m., Eastern Time, on Monday, August 14, 2006. Balances in Microsoft common stock will be utilized to calculate amounts eligible for loans and withdrawals throughout this restriction period. These restrictions will apply to ALL participants regardless if you elect to tender or not. Please note, these restrictions DO NOT impact your ability purchase additional Microsoft common stock in your Plan account.

If you directed Fidelity to NOT tender any of the Shares attributable to your account, you did not return your Trustee Direction Form in a timely manner or your tender instructions could not be followed , as of 8:30 a.m., Eastern Time, on Thursday, August 17, 2006, it is anticipated that the restrictions described above will be removed and you will again have access to all transactions normally available to Microsoft common stock, subject to Plan rules.

If you directed Fidelity to tender some or all of the Shares attributable to your account, on or about August 16, 2006, to the extent those directions can be followed as described in the LIMITATIONS ON FOLLOWING YOUR DIRECTION section above, Fidelity will transfer that number of Shares into a separate stock fund (the “tender holding fund”) within your individual Plan account. Following this transfer, you will regain access to all exchanges out, loans, withdrawals and distributions for the non-tendered Shares in your account. The Shares transferred into the tender holding fund will be frozen to all transactions other than those related to the processing of the Offer.

While participants will not recognize any immediate tax gain or loss as a result of the tender offer, the tax treatment of future withdrawals or distributions from the Plan may be adversely impacted by a tender and sale of shares within the Plan. Specifically, under current federal income tax rules, if you receive from the Plan a lump sum distribution that includes the Microsoft shares that have increased in value while they were held by the Plan, under certain circumstances, you may have the option of deferring paying taxes on this increase in value, until you sell the shares. This is referred to as net unrealized appreciation. When the shares are sold, any gain up to the amount of the untaxed net unrealized appreciation is taxed as long-term capital gain. If shares credited to your individual Plan account are purchased by Microsoft in the tender offer, you will no longer be able to take advantage of this tax benefit on these shares.

INVESTMENT OF PROCEEDS

Fidelity will invest proceeds received with respect to Shares attributable to your account in the Fidelity Institutional Money Market fund as soon as administratively possible after receipt of proceeds. For all Shares tendered on your behalf that are accepted for purchase by Microsoft, Fidelity will process an exchange from the tender holding fund, at a price equal to the final purchase price determined by the Offer, into the Fidelity Institutional Money Market fund. For all Shares tendered on your behalf that are NOT accepted for purchase by Microsoft, such Shares will be transferred back into your common stock fund account. At that time, for all of the Shares attributable to your account, you will have access to all transactions normally available to Microsoft common stock, subject to Plan rules.

Fidelity anticipates that the processing of participant accounts will be completed five to seven business days after receipt of these proceeds. You may call Fidelity toll free at (888) 810-6738 (or access your account via NetBenefits) after the reinvestment is complete to learn the effect of the tender on your account or to have the proceeds from the sale of Shares which were invested in the Fidelity Institutional Money Market fund invested in other investment options offered under the Plan.

SHARES OUTSIDE THE PLAN

If you hold Shares outside of the Plan, you will receive, under separate cover, Offer materials to be used to tender those Shares. Those Offer materials may not be used to direct Fidelity to tender or not tender the Shares attributable to your individual account under the Plan. Likewise, the tender of Shares attributable to your individual account under the Plan will not be effective with respect to Shares you hold outside of the Plan. The direction to tender or not tender Shares attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Direction Form may not be used to tender Shares held outside of the Plan.

FURTHER INFORMATION

If you require additional information concerning the procedure to tender Shares attributable to your individual account under the Plan, please contact Fidelity toll free at (888) 810-6738. If you require additional information concerning the terms and conditions of the Offer, please call Georgeson Inc., the Information Agent, toll free at (866) 482-5026.

Sincerely,

Fidelity Management Trust Company

DIRECTION FORM

MICROSOFT CORPORATION TENDER OFFER

BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY THE

ACCOMPANYING OFFER TO PURCHASE AND ALL OTHER ENCLOSED MATERIALS.

PLEASE NOTE THAT IF YOU DO NOT SEND IN A PROPERLY COMPLETED, SIGNED DIRECTION FORM, OR IF SUCH DIRECTION FORM IS NOT RECEIVED BY 4:00 P.M., EASTERN TIME ON MONDAY, AUGUST 14, 2006, UNLESS THE TENDER OFFER IS EXTENDED, THE MICROSOFT SHARES ATTRIBUTABLE TO YOUR ACCOUNT UNDER THE PLAN WILL NOT BE TENDERED IN ACCORDANCE WITH THE TENDER OFFER, UNLESS OTHERWISE REQUIRED BY LAW.

Fidelity Management Trust Company (“Fidelity”) makes no recommendation to any participant in the Microsoft Corporation Savings Plus 401(k) Plan (the “Plan”) as to whether to tender or not, or at which prices. Your direction to Fidelity will be kept confidential.

This Direction Form, if properly signed, completed and received by Fidelity’s tender offer tabulator in a timely manner, will supersede any previous Direction Form.

Date

Please Print Name

Signature

As of July 17, 2006, the number of shares attributable to your account in the Plan is shown to the right of your address.

In connection with the Offer to Purchase made by Microsoft Corporation, dated July 21, 2006, I hereby instruct Fidelity to tender the shares attributable to my account under the Plan as of August 14, 2006, unless a later deadline is announced, as follows (check only one box and complete):

(CHECK BOX ONE OR TWO)

☐ 1.	Please refrain from tendering and continue to HOLD all shares attributable to my individual account under the Plan.

☐ 2.	Please TENDER shares attributable to my individual account under the Plan in the percentage indicated below for each of the prices provided. A blank space before a given price will be taken to mean that no shares attributable to my account are to be tendered at that price. FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX 2.

Percentage of Shares to be Tendered (The total of all percentages must be less than or equal to 100%. If the total is less than 100%, you will be deemed to have directed Fidelity NOT to tender the remaining percentage.)

% at $22.50	% at $23.10	% at $23.70	% at $24.30	% at TBD**

% at $22.60	% at $23.20	% at $23.80	% at $24.40

% at $22.70	% at $23.30	% at $23.90	% at $24.50

% at $22.80	% at $23.40	% at $24.00	% at $24.60

% at $22.90	% at $23.50	% at $24.10	% at $24.70

% at $23.00	% at $23.60	% at $24.20	% at $24.75

** By entering a percentage on the % line at TBD, the undersigned is willing to accept the Purchase Price resulting from the Dutch Auction, for the percentage of shares elected. This could result in receiving a price per share as low as $22.50 or as high as $24.75 per share